Exhibit 10.9.1

 AMENDMENT

TO

THE FARMINGTON BANK

ANNUAL INCENTIVE COMPENSATION PLAN

WHEREAS, Farmington Bank established a performance based annual incentive plan to provide a cash incentive for all employees based on the attainment of specified goals and objectives known as The Farmington Bank Annual Incentive Compensation Plan; and

WHEREAS, under the terms of the Plan, the Employer has the authority to amend the Plan; and

WHEREAS, the Employer wishes to amend the Plan and the plan design to better match generally accepted practices and remain market competitive; and

NOW, THEREFORE, effective January 28, 2014, section IV of the Plan entitled Plan Design shall be amended to the following tier and award opportunities:

Tier	Threshold	Target	Max
I	25%	50%	75%
II	15%	30%	45%
IIIA	10%	20%	40%
III	10%	20%	30%
IV	7.5%	15%	22.5%
V	6.25%	12.5%	18.75%
VI	5%	10%	15%
VII	3.75%	7.5%	11.25%
VIII	2.5%	5%	7.5%

WITNESS	FARMINGTON BANK

By: /s/ Lee D. Nordstrom

/s/ Lisa Mueller	Title SVP Human Resources